Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

December 18, 2009

Contacts:

Financial/Investors

Christopher J. Carey, City National, 310.888.6777

Chris.Carey@cnb.com

Media

Cary Walker, City National, 213.673.7615 (cell: 213.447.8269)

Cary.Walker@cnb.com

City National Acquires Banking Operations of Imperial Capital Bank

Adds $3.4 Billion in Assets and $2.2 Billion in Deposits

LOS ANGELES — City National Corporation (NYSE: CYN) today announced that its wholly owned subsidiary, City National Bank, has acquired the banking operations of La Jolla, Calif.-based Imperial Capital Bank in a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC).

City National will acquire approximately $3.4 billion in assets and approximately $2.2 billion of deposits, including $500 million of core deposits, as of September 30, 2009. Imperial Capital Bank’s $2.6 billion in loans will be subject to a loss-sharing agreement with the FDIC. City National expects the acquisition to be immediately accretive to earnings per share.

“Imperial Capital Bank is a very good fit for City National, given that eight of its nine locations are in communities we serve,” said Chief Executive Officer Russell Goldsmith. “When we complete the integration, Imperial Capital’s clients will benefit from the much greater capabilities and services of City National, and the clients of City National will enjoy the added convenience of an expanded branch network. In addition, we’re pleased to contribute to the increased stability of the banking system with an acquisition that will enable City National to become a somewhat larger and more efficient and profitable company.”

Today’s acquisition announcement follows a decision by the California Department of Financial Institutions to close Imperial Capital and appoint the FDIC as receiver. Imperial Capital’s $2.2 billion of deposits include $500 million in core deposits and $1.7 billion in certificates of deposit. Its assets include $2.6 billion in loans, which consist of approximately $1.6 billion in multi-family residential loans, $600 million in commercial real estate and commercial and industrial loans, and $400 million in construction loans.

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Imperial Capital Bank’s nine branches will reopen for normal business hours on Monday, December 21. They will continue to operate under Imperial Capital’s name until the company’s systems are merged with those of City National Bank in the first half of 2010. Until then, Imperial Capital’s clients should use the same branches they do today.

Imperial Capital’s depositors will benefit from the strength and soundness of City National Bank, and their deposit accounts will remain insured by the FDIC, just as they were before the acquisition. Imperial Capital’s clients will retain complete access to their money, and they may continue to write checks and use their ATM and debit cards. Checks drawn on Imperial Capital Bank will continue to be processed. Loan customers should continue to make their payments as usual.

ABOUT CITY NATIONAL

Headquartered in Los Angeles, City National is backed by $18.4 billion in total assets. The company provides banking, investment and trust services through 64 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. City National and its eight majority-owned investment affiliates manage or administer $53.4 billion in client investment assets, including nearly $35 billion under direct management.

For more information about City National, visit the company’s Website at cnb.com.

ABOUT IMPERIAL CAPITAL

Imperial Capital Bank was organized in 1974, and today it offers personal and business banking products and services through branch locations in San Francisco, Encino, Glendale, Beverly Hills, Costa Mesa, and San Diego, California; Carson City and Las Vegas, Nevada; and Baltimore, Maryland. Its parent company, Imperial Capital Bancorp, trades over-the-counter under the symbol “IMPC.” For more information on Imperial Capital Bancorp, go to www.icbancorp.com.

SAFE-HARBOR LANGUAGE

This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) continuation or worsening of current recessionary conditions, (2) continued volatility and disruption in the functioning of financial markets, including the capital and credit markets, (3) significant changes in banking laws or regulations, including without limitation, broad-based restructuring of financial industry regulation and as a result of the Emergency Economic Stabilization Act and the creation of and possible amendments to the Troubled Asset Relief Program (TARP), and rules and regulations issued thereunder, including the TARP Standards for Compensation and Corporate Governance, (4) the ongoing budget crisis in the State of California, (5) continued weakness in the real estate market, including the markets for commercial and residential real estate, which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense, (6) continued volatility in equity, fixed income and other market valuations, (7) changes in market rates and prices which may adversely impact the value of financial products including securities, loans, deposits, debt and derivative financial instruments, and other similar financial instruments, (8) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (9) increased competition in the company’s markets, (10) changes in the financial performance and/or condition of the company’s borrowers, including changes in levels of unemployment, changes in customers’ suppliers, and other counterparties’ performance and creditworthiness, (11) a substantial and permanent loss of either client accounts and/or assets under management at the company’s investment advisory affiliates or its wealth management division, (12) changes in consumer spending, borrowing and savings habits, (13) soundness of other financial institutions which could adversely affect the company, (14) increases and required prepayments in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (15) protracted labor disputes in the company’s markets, (16) earthquake, fire or other natural disasters affecting the condition of real estate collateral, (17) the effect of acquisitions and integration of acquired businesses and de novo branching efforts, (18) the impact of changes in regulatory, judicial or legislative tax treatment of business transactions, (19) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, and (20) the success of the company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and particularly Part I, Item 1A, titled “Risk Factors.”

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